Exhibit 10.1

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of June 1, 2021, is entered into by and among Sky Parent Inc., a Delaware corporation (“Parent”), Cloudera, Inc., a Delaware corporation (the “Company”), and the undersigned stockholders of the Company (the “Stockholders”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with this Agreement, (i) the Company, (ii) Parent and (iii) Project Sky Merger Sub Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger as of the date hereof (as may be amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder is the record and/or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the Owned Shares (as defined on Exhibit A) set forth opposite such Stockholder’s name on Exhibit A;

WHEREAS, the Owned Shares and any additional shares of Company Common Stock (the “Shares”) or other voting securities of the Company acquired by the Stockholders or their respective Affiliates after the date hereof and prior to the Agreement Termination Date (as defined herein) or pursuant to which the Stockholders or their respective Affiliates have the right to vote such Shares or other voting securities, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or other voting securities, or upon exercise or conversion of any securities, by the Stockholders or their respective Affiliates are referred to in this Agreement as, the “Covered Shares”;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent, the Company and the Stockholders are entering into this Agreement; and

WHEREAS, the Stockholders and the Company acknowledge that Parent is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders and the Company set forth in this Agreement, and would not enter into the Merger Agreement if the Stockholders and the Company did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, the Stockholders and the Company hereby agree as follows:

Section 1.    Agreement to Vote. From and after the date hereof until the termination of this Agreement in accordance with Section 3, at the Company Stockholder Meeting or any other meeting of the Company’s stockholders, however called, including any adjournment or postponement thereof, or in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholders agree to, and agree to cause their applicable Affiliates to, take the following actions (or cause the applicable holder of record of their respective Covered Shares to take the following actions):

(a)    appear and be present (in accordance with the bylaws of the Company) at such meeting of the Company’s stockholders or otherwise cause its Covered Shares to be counted as present thereat for purposes of calculating a quorum;

(b)    to affirmatively vote and cause to be voted by their respective Affiliates all of its and their respective Covered Shares in favor of (“for”), or, if action is to be taken by written consent in lieu of a meeting of the Company’s stockholders, deliver to the Company a duly executed affirmative written consent, with respect to all such Covered Shares, in favor of (“for”), the Merger, the adoption of the Merger Agreement and each of the other actions contemplated by the Merger Agreement (including any adjournment or postponement of the Company Stockholder Meeting) (the “Supported Matters”);

(c)    to vote or cause to be voted by their respective Affiliates all of its and their respective Covered Shares against, and not provide any written consent with respect to (i) (1) any Acquisition Proposal or (2) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement) and (ii) any action, proposal, transaction or agreement that is intended to or would (1) result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholders under this Agreement, (2) impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the other transactions expressly contemplated by the Merger Agreement or this Agreement or (3) change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s Charter or bylaws); and

(d)    in the event that the Company and Parent agree to effectuate the transactions contemplated by the Merger Agreement by means of a tender offer, each Stockholder shall tender (and shall not withdraw), or cause to be tendered (and cause to not withdraw), all of its Covered Shares pursuant to and in accordance with the terms of such tender offer prior to the time required for such Covered Shares to be validly tendered for acceptance in such tender offer.

Notwithstanding the foregoing, the obligations in this Section 1 shall only apply with respect to (A) sub-sections (a) and (b) to the extent that the Supported Matters are submitted for a vote at any such meeting or are the subject of any such written consent and (B) sub-section (c) to the extent that any Acquisition Proposal or any matter contemplated by Section 1(c)(ii) is submitted for a vote at any such meeting or is the subject of any such written consent. No Stockholder shall take or commit or agree to take any action inconsistent with the foregoing.

Section 2.    Inconsistent Agreements. Except as contemplated by this Agreement, each Stockholder hereby represents, covenants and agrees that neither it nor any entity under its control:

(a)    has entered into, or shall enter into at any time prior to the Agreement Termination Date, any voting agreement, voting trust or other similar agreement with respect to its Covered Shares;

(b)    has granted, or shall grant at any time prior to the Agreement Termination Date, a proxy or power of attorney with respect to its Covered Shares, which is inconsistent with the obligations of such Stockholder pursuant to this Agreement; or

(c)    has entered into any agreement that would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

Section 3.    Termination. This Agreement shall terminate upon the earliest to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) a Company Board Recommendation Change in accordance with Section 5.3(e)(i) of the Merger Agreement, (d) the entry into or effectiveness of any amendment, modification or waiver of any provision of the Merger Agreement (including the Schedules and Exhibits thereto) that (i) reduces the amount or changes the form of the consideration for the Merger set forth in Section 2.7(a)(ii) of the Merger Agreement in a manner that is adverse to the Stockholders or (ii) extends the Termination Date, and (e) written notice of termination of this Agreement by Parent to the Stockholders (such earliest date being referred to herein as the “Agreement Termination Date”); provided, that the provisions set forth in Section 8 and Sections 12 through 26 shall survive the termination of this Agreement; provided, further that no such termination will relieve any party hereto from any liability for any material and willful breach of this Agreement occurring prior to such termination.

Section 4.    Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:

(a)    Such Stockholder is the record and/or beneficial owner of the Owned Shares set forth opposite such Stockholder’s name on Exhibit A and such Stockholder has good and valid title to such Owned Shares free and clear of Liens other than as created by this Agreement or under prime broker agreements. Except as set forth on Exhibit A, such Stockholder has the only voting power, power of disposition, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities Laws and the terms of this Agreement. As of the date hereof, other than the Owned Shares and except as set forth on Exhibit A, such Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(b)    Such Stockholder, if it is an entity, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Such Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and to perform its, his or her obligations hereunder. If such Stockholder is an entity, the execution, delivery and performance of this Agreement by such Stockholder, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby has been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder is necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent and the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against it, him or her in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

(c)    Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby, other than as contemplated by the Merger Agreement, and (ii) neither the execution, delivery or performance of this Agreement by such Stockholder, nor the consummation by such Stockholder of the transactions contemplated hereby, nor compliance by such Stockholder with any of the provisions herein shall (A) conflict with or violate, any provision of the organizational documents of such Stockholder (if such Stockholder is an entity), (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any properties or assets of such Stockholder is bound or affected or (C) violate any Law applicable to such Stockholder or any of such Stockholder’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit, delay or impair the performance by such Stockholder of its obligations under this Agreement.

(d)    As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of such Stockholder, threatened against such Stockholder or any of its or his Affiliates that would restrict, prohibit, delay or impair the ability of such Stockholder to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 5.    Representations and Warranties of Parent. Parent hereby represents and warrants to the Company and each Stockholder as follows:

(a)    Parent is an entity duly organized, validly existing and in good standing under the laws of Delaware. Parent has all requisite power, authority and legal capacity to execute and deliver this Agreement. The execution and delivery of this Agreement by Parent has been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by Parent of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by each Stockholder and the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

(b)    Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution and delivery of this Agreement by Parent, and (ii) the execution and delivery of this Agreement by Parent shall not (A) conflict with or violate, any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any properties or assets of Parent is bound or affected or (C) violate any Law applicable to Parent or any of Parent’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit, delay or impair the performance by Parent of its obligations under this Agreement.

(c)    As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Affiliates that would restrict, prohibit, delay or impair the ability of Parent to perform its obligations under this Agreement.

Section 6.    Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and each Stockholder as follows:

(a)    The Company is an entity duly organized, validly existing and in good standing under the laws of Delaware. The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement. The execution and delivery of this Agreement by the Company has been duly and validly authorized by the Company and no other actions or proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each Stockholder and Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

(b)    Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Company for the execution and delivery of this Agreement by the Company, and (ii) the execution and delivery of this Agreement by the Company shall not (A) conflict with or violate, any provision of the organizational documents of the Company, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company pursuant to, any Contract to which the Company is a party or by which the Company or any properties or assets of the Company is bound or affected or (C) violate any Law applicable to the Company or any of the Company’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit or impair the performance by the Company of its obligations under this Agreement.

(c)    As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Affiliates that would restrict, prohibit, delay or impair the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement and the Merger Agreement.

Section 7.    Certain Covenants of the Parties.

(a)    Each Stockholder hereby covenants and agrees as follows:

(i)    Prior to the earlier of (x) Agreement Termination Date and (y) the date on which the Requisite Stockholder Approval has been obtained, and except as contemplated hereby, such Stockholder shall not (A) except as required pursuant to Section 1(d), tender any Covered Shares into any tender or exchange offer or commence a tender or exchange offer for the Shares; (B) except for an Exempt Transfer, sell (constructively or otherwise), transfer, offer, exchange, pledge, lend, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of its Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of Law, through the granting of any proxies or powers of attorney, in connection with a voting trust or voting agreement or otherwise); (C) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any material assets of the Company or any of its Subsidiaries; (D) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) to vote any voting securities of the Company to (I) not adopt or approve the Supported Matters or (II) approve any other matter that if approved would reasonably be expected to prevent, interfere with, discourage, impair or delay the consummation of the Supported Matters; (E) make any public announcement (other than public statements in support of the Merger) with respect to, or submit a proposal for, or offer for (with or without conditions), any transaction involving the Company or its Subsidiaries or its and its Subsidiaries’ securities or assets (including any public announcement with respect to an Acquisition Proposal); provided that nothing in this Agreement shall restrict any of the Stockholders from acquiring additional securities of the Company; provided, however, any securities acquired by any such Stockholder or its Affiliates after the date of this Agreement shall be subject to this Agreement in all respects; (F) form, join or in any way participate in a “group” (as defined in Section 13d-3 under the Exchange Act) in connection with any of the actions expressly described in any of clauses (A)-(E) of this Section 7(a)(i); or (G) agree (whether or not in writing) to take any of the actions referred to in this Section 7(a)(i). Any action in violation of this provision shall be void.

For purposes of this Agreement, an “Exempt Transfer” means any transfer of Covered Shares (a) by will or intestacy, (b) to any immediate family member of Mr. Carl C. Icahn (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), (c) to any trust for the direct or indirect benefit of Mr. Icahn or the immediate family of Mr. Icahn for bona fide estate planning purposes, (d) to a partnership, limited liability company or other entity of which

Mr. Icahn and/or the immediate family of Mr. Icahn are the legal and beneficial owners of all of the outstanding equity securities or similar interests, (e) by operation of law, such as pursuant to a qualified domestic order, divorce settlement or divorce decree, (f) if the Stockholder is a corporation, partnership, limited liability company, trust or other business entity, (i) to another corporation, partnership, limited liability company, trust or other business entity that is a controlled Affiliate of such Stockholder or (ii) to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Stockholder or Affiliates of such Stockholder (including, for the avoidance of doubt, where such Stockholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), (g) in block trade transactions arranged through an investment banker, (h) in a hedging or derivative transaction with respect to which such Stockholder conveys solely the economic consequences of ownership and retains, among other things, the sole right to vote, tender, dispose of and exercise dissenters’ rights with respect to such Covered Shares during the period in which this Section 7(a)(i) remains in effect or (i) in open market transactions; provided that in the case of a transfer pursuant to clauses (a) through (g), (A) prior to such Exempt Transfer becoming effective, such transferee will execute a joinder to this Agreement in form and substance reasonably satisfactory to Parent and which shall bind such transferee to all of the obligations of a Stockholder herein and (B) the transferor Stockholder shall remain liable for any failure of such transferee to comply with or perform its obligations under this Agreement (provided that, in the case of any block trade transaction arranged through an investment banker in which less than 1% of the Company’s outstanding Shares are transferred by the Stockholders to an investment bank for resale and the ultimate acquirer(s) of the Shares are not known or knowable to the Stockholders (after reasonable inquiry by the Stockholders), the transferee shall not be required to execute the joinder contemplated by this proviso); provided, further that, in the aggregate, the transfers by Stockholders pursuant to clauses (g) and (i) shall not exceed 50% of the Owned Shares as of the date hereof.

(ii)    From and after the date hereof until the Agreement Termination Date, each Stockholder agrees that it shall not, and shall cause each of its Affiliates and each of its respective Representatives not to, directly or indirectly, solicit, initiate, encourage or facilitate the making, submission or announcement of any proposal or inquiry that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that each Stockholder and its Affiliates may engage in such activities, as a Representative of the Company, solely to the extent that the Company is permitted to engage in such activities pursuant to Section 5.3(a) of the Merger Agreement (but only if such Stockholder or Affiliate complies with the terms of the Merger Agreement as if it were the Company). The Company hereby acknowledges and agrees that the Stockholder and its Affiliates will be deemed to be “Representatives” (as defined in the Merger Agreement) for purposes of Section 5.3 of the Merger Agreement.

(iii)    Prior to the Agreement Termination Date, in the event that any Stockholder or any of its Affiliates acquires the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement in all respects, and the number of Owned Shares held by such Stockholder set forth on Exhibit A will be deemed amended accordingly.

(iv)    For the avoidance of doubt, any Covered Shares that are transferred by a Stockholder in an Exempt Transfer on or after the record date for the Company Stockholder Meeting shall remain Covered Shares for purposes of Section 1.

Section 8.    Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its, his or her capacity as a record and/or beneficial owner of the Covered Shares, and nothing in this Agreement shall restrict or limit the ability of such Stockholder or any Affiliate of such Stockholder who is a director, officer or employee of the Company to take any action in his or her capacity as a director, officer or employee of the Company, including the exercise of fiduciary duties to the Company or its stockholders.

Section 9.    Appraisal Rights. No Stockholder shall, and each Stockholder shall cause its Affiliates not to, exercise any rights to demand appraisal of any Covered Shares or right to dissent that may arise with respect to the Merger, and each Stockholder hereby waives any such rights of appraisal or rights to dissent that such Stockholder may have under applicable Law. Each Stockholder agrees, and agrees to cause its Affiliates, not to commence or participate in any class action or other Legal Proceeding with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of, or other claim against, the Company or the Company Board in connection with the evaluation, negotiation or entry into this Agreement or the Merger Agreement or the transactions contemplated by the Merger Agreement (it being understood and agreed that nothing in this Section 9 shall restrict or prohibit such Stockholder from participating as a defendant or asserting counterclaims or defenses, in any action or proceeding brought or claims asserted against it or any of its Affiliates relating to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, or from enforcing its rights under this Agreement).

Section 10.    Disclosure. Prior to the Agreement Termination Date, none of the Stockholders or Parent shall issue any press release or make any public statement with respect to this Agreement without the prior written consent of each other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the rules or regulations of any applicable U.S. securities exchange or Governmental Authority to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance.

Section 11.    Icahn Voting Agreement.

(a)    Concurrently or immediately prior to the execution and delivery of this Agreement, the Company Board shall waive the restrictions set forth in Section 2(a)(i) of that certain Voting and Standstill Agreement, dated as of August 12, 2019 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Icahn Voting Agreement”), by and among the Company and the Stockholders party thereto, solely with respect to the execution and delivery by the Stockholders of this Agreement and the performance by the Stockholders of their obligations hereunder.

(b)    Except as required pursuant to Section 11(a), prior to the Agreement Termination Date, the Company and the Icahn Group (as defined in the Icahn Voting Agreement) shall not amend, supplement or otherwise modify, or waive any provision of, the Icahn Voting Agreement without the prior written consent of Parent.

(c)    Except as expressly set forth in this Section 11, all of the terms, conditions and provisions of the Icahn Voting Agreement and any of the documents, schedules or exhibits referred to therein shall remain in full force and effect.

(d)    Notwithstanding anything to the contrary set forth herein, all of the terms, conditions and provisions of that certain confidentiality agreement, dated as of August 12, 2019 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms), by and among the Company and the Stockholders party thereto shall remain in full force and effect.

Section 12.    Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Stockholders contained herein shall not survive the Agreement Termination Date, other than (a) those contained within the provisions that the parties have agreed will survive the termination of this Agreement pursuant to Section 3 and (b) the last proviso of Section 3.

Section 13.    Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

if to Parent:

Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

Attention:        Stephen Shapiro; Harsh Agarwal

Email: sshapiro@cdr-inc.com; hagarwal@cdr-inc.com

c/o Kohlberg Kravis Roberts & Co., L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Attention:        General Counsel

Email: david.sorkin@kkr.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP,

300 N. LaSalle Street

Chicago, IL 60654

Attention:        Richard J. Campbell, P.C.; Tushin Shah

Email: richard.campbell@kirkland.com;

tushin.shah@kirkland.com

Kirkland & Ellis LLP,

601 Lexington Avenue

New York, NY 10022

Attention:        David Klein, P.C.; Leo Greenberg, P.C.; Chelsea

Darnell

Email: dklein@kirkland.com; lgreenberg@kirkland.com;

chelsea.darnell@kirkland.com

if to the Company:

Cloudera, Inc.

5470 Great America Parkway

Santa Clara, CA 95054

Attention:        General Counsel

Email: dhoward@cloudera.com

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Tad J. Freese; Mark M. Bekheit

Email: tad.freese@lw.com; mark.bekheit@lw.com

if to any Stockholder, to the address(es) set forth on the signature page to this Agreement, with a copy (which shall not constitute notice) to:

Icahn Capital LP

16690 Collins Avenue

Sunny Isles Beach, FL 3316

Attention: Jesse Lynn

Email: JLynn@sfire.com

Section 14.    Interpretation. When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit, such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Schedule or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. For all purposes of this Agreement, whenever the term “beneficial owner” or “beneficially own” is used, it shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

Section 15.    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 16.    No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the Company, which shall be and hereby is, an express third-party beneficiary of this Agreement.

Section 17.    Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this

Agreement, or the negotiation, execution or performance of this Agreement or the Transactions, shall be governed by the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

Section 18.    Submission to Jurisdiction. Each of the parties: (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 13 or in such other manner as may be permitted by applicable Law, and nothing in this Section 18 will affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of Parent, the Company and the Stockholders agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 19.    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 20.    Enforcement. The parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur in the event that the parties do not perform the provisions of this Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to seek an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof and (b) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither the Company, Parent nor the Stockholders would have entered into this Agreement.

Section 21.    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 22.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR LITIGATION THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT: (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 22.

Section 23.    Counterparts. This Agreement and any amendments hereto may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by Electronic Delivery, will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 24.    Amendment. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

Section 25.    No Presumption Against Drafting Party. Parent, the Company and the Stockholders acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 26.    Stockholders. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that each representation, warranty, covenant, agreement and obligation of any Stockholder in this Agreement shall be a several representation, warranty, covenant, agreement or obligation (as applicable) of such Stockholder made solely as to such Stockholder. No Stockholder shall be responsible or liable in any way whatsoever for any representation, warranty, covenant, agreement or obligation of any other Stockholder in this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SKY PARENT INC.

By:	/s/ Rima Simson
Name: Rima Simson
Title: Vice President, Treasurer and Secretary

ICAHN PARTNERS LP

By:	/s/ Irene S. March
Name: Irene S. March
Title: Executive Vice President

ICAHN PARTNERS MASTER FUND LP

By:	/s/ Irene S. March
Name: Irene S. March
Title: Executive Vice President

CLOUDERA, INC.

By:	/s/ Robert Bearden
Name: Robert Bearden
Title: President and Chief Executive Officer